Exhibit 99.1

News Release

QEP Resources, Inc.

1050 17th Street, Suite 500

Denver, CO 80265

August 11, 2010

NYSE: QEP

QEP RESOURCES REPURCHASES SENIOR NOTES

DENVER — (PR NEWSWIRE), August 11, 2010 – QEP Resources, Inc. (NYSE: QEP) today announced that it purchased certain Senior Notes that were validly tendered to QEP by holders pursuant to change of control offers commenced by QEP on July 9, 2010.

Through the change of control offers, QEP purchased:

•	$71,500,000 principal amount of the 7.50% Senior Notes due 2011, leaving $78,500,000 principal amount outstanding;

•	$73,157,000 principal amount of the 6.05% Senior Notes due 2016, leaving $176,843,000 principal amount outstanding;

•	$311,352,000 principal amount of the 6.80% Senior Notes due 2018, leaving $138,648,000 principal amount outstanding; and

•	$162,232,000 principal amount of the 6.80% Senior Notes due 2020, leaving $137,768,000 principal amount outstanding.

The offers were conducted upon the terms and subject to the conditions set forth in the Notice of Change of Control and Offer to Purchase Notes Statement, dated as of July 9, 2010, and in the related Letter of Transmittal.

QEP used proceeds from its term loan and revolving credit facility to fund the purchases.

QEP Resources is a leading independent natural gas and oil exploration and production company with operations focused in the Rocky Mountain and Midcontinent regions of the United States. The company also gathers and processes natural gas. The company is headquartered in Denver, Colorado.

Contact: Scott Gutberlet

Phone: (303) 672-6988